Exhibit 10.5

Date： 3 March 2023

Chance Achieve Limited

(“Lender”)

And

SMART (TECHNOLOGY) GLOBAL LIMITED

(“Borrower”)

Loan Agreement for HK$20,000,000

This loan agreement is made and entered into on March 3, 2023, by and between the following parties:

(I)	Lender	Chance Achieve Limited

(Money Lender’s License No.:            )

(hereinafter referred to as the “Lender”)

Registered Address	Room 314, 3/F, Lippo Sun Plaza, 28 Canton Road, Tsimshatsui, Hong Kong

(II)	Borrower	SMART (TECHNOLOGY) GLOBAL LIMITED

(Company Registration No.: 3060475)

(hereinafter referred to as the “Borrower”)

Recitals:

(1)	The Lender is a licensed money lender under the Money Lenders Ordinance (Chapter 163 of the Laws of Hong Kong) (the “Ordinance”).

(2)	At the request of the Borrower, the Lender agrees to provide the Borrower with a loan in the amount and on the terms and conditions set out in item 1 of Schedule 1.

After negotiations between the parties to this Agreement, the parties hereby enter into this agreement and agree to be bound by its terms.

(I)	DEFINITIONS AND INTERPRETATION

1.	In this Agreement (including the recitals above), unless the context otherwise requires, the following terms shall have the meanings ascribed to them below:

“Loan Facility”	the facility which the Lender agrees to provide to the Borrower for the amount set out in item 1 of Schedule 2 and in accordance with the terms and conditions of this Agreement;

“Relevant Loans”	the loans made under the Loan Facility;

“Debt”	the principal amount of all Relevant Loans together with all relevant interest, related fees and expenses incurred or accrued by the Lender in connection with the Relevant Loans, all fees, expenses and related taxes and fees involved in the execution of this Agreement and the realization of the rights and interests under the Security Documents (if any) (including but not limited to the litigation costs, execution costs, legal fees, etc. for the execution of this Agreement and the realization of the rights and interests under the Security Documents (if any)) and all other fees, expenses, taxes and amounts that the Borrower must bear or compensate the Lender for as required by this Agreement;

Loan Drawdown Date	the date on which the Relevant Loan is drawn down, i.e. 3 March 2023;

“Final Maturity Date”	September 18, 2024

“Available Period”	the period specified in item 2 of Schedule 2;

“Early Repayment”	the Debt or part of the Debt repaid by the Borrower to the Lender before the deadline specified in Clause VII;

“Security Documents”	the personal guarantee given under Clauses 8(i) and 8(ii) of the Schedule 1;

“Event of Default”	any of the events set out in Clause XI(1);

“Potential Event of Default”	any circumstance or event which may, by the giving of a Notice, a determination by the Lender as to severity or otherwise or the passage of time, constitute an Event of Default;

“Business Day”	days when licensed banks in Hong Kong are open for business (excluding Saturday and Sunday);

“Withdrawal Period”	within fourteen days from the date of signing this Agreement;

“Withdrawal Notice”	the withdrawal Notice set out in Schedule 1 that the Borrower is required to issue in order to draw down the Relevant Loan;

“Loan Currency”	the currency in which the Relevant Loan is withdrawn;

“Interest Payment Date”	the interest pay day, which is calculated semi-annually from the Loan Drawdown Date. The final interest payment date is the date when the Relevant Loan or the remaining portion is paid;

“China”	the People’s Republic of China (for the purpose of this agreement, excluding Hong Kong, Macau and Taiwan);

“Hong Kong”	the Hong Kong Special Administrative Region

“HK$” or “HKD”	the legal currency in the Hong Kong

2.	The table of content and titles of this Agreement are for ease of indexing and reference only and do not affect the interpretation of this Agreement.

3.	Unless otherwise specified, all clauses, schedules and annexes referred to in this Agreement are the clauses, schedules and annexes of this Agreement. All schedules and annexes to this Agreement are integral parts of this Agreement.

4.	Unless the context does not permit otherwise, in this Agreement (a) words importing the singular shall include the plural and vice versa; (b) words importing persons shall include companies, corporations, partnerships and societies; and (c) words importing one gender shall include the other gender.

5.	Unless the context does not permit otherwise, references to Lender and Borrower in this Agreement include their respective successors and permitted assigns under this Agreement.

6.	Any Potential Event of Default or Event of Default that has not been remedied or waived is deemed to remain “continuing”.

(II)	LOAN

The Borrower and the Lender agree that the Lender will provide the Borrower with a loan in accordance with the terms and conditions of this Agreement, and the Borrower hereby confirms that it has received the Relevant Loan.

(III)	LOAN AMOUNT, PURPOSE AND TERM

1.	The amount and nature of the loan facility referred to in Clause II of this Agreement are set out in Item 1 of Schedule 2.

2.	The Available Period of each Relevant Loan shall be the Available Period set out in item 2 of Schedule 2, and all principal and interest must be fully repaid on the Final Maturity Date; however, during the Available Period, the borrower must repay the Debt on time in accordance with the provisions of this Agreement.

(IV)	LOAN DRAWDOWN

1.	The drawdown of the Relevant Loan must be within the Available Period and must be a Business Day.

2.	Upon drawdown of the Relevant Loan, the Borrower must comply with the following requirements:

(a)	at the time of the drawdown of the Relevant Loan, no Event of Default has occurred and no circumstances or events have arisen or occurred which the Lender considers will or may constitute or give rise to an Event of Default;

(b)	all Security Documents have been executed at the time the Relevant Loan is drawndown;

(c)	the representations and warranties set out in Clause IX of this Agreement remain true and not misleading on the date of the drawdown of the Relevant Loan based on the facts and circumstances then prevailing.

3.	The loan facility must be withdrawn in full at one time to the following receiving account:

Payee:	SMART (TECHNOLOGY) GLOBAL LIMITED
Beneficiary bank:	Bank of China - 012
Account Number:

(V)	LOAN REPAYMENT

1.	Unless the Borrower makes an Early Repayment in accordance with Clause VII of this Agreement, all principal amount of the Relevant Loans shall be repaid in one lump sum on the Final Maturity Date.

2.	If, pursuant to other provisions of this Agreement, the due date for repayment of the principal, interest (including overdue interest) and/or fees payable by the Borrower is not on a Business Day, the principal, interest (including overdue interest) and/or fees payable by the Borrower shall become due on the preceding Business Day.

3.	All sums repaid by the Borrower in reduction of its indebtedness under this Agreement shall be applied first or towards the payments of any interest or expenses in relation to the Relevant Loans then accrued and not paid and then in or towards repayment of the Principal of the Relevant Loans.

4.	The principal and interest payable by the Borrower to the Lender shall be in the same currency as the Loan Currency under this Agreement. If, for any reason, the Lender receives funds (including but not limited to repayments, interest, expenses etc.) under this Agreement is in a currency other than the Loan Currency, the Lender shall have the right to convert such funds into the Loan Currency at the then prevailing exchange rate. The Borrower shall bear, pay and compensate the Lender for any resulting shortfall and any expenses and losses incurred by the Lender.

5.	The Borrower shall not make any deduction, counterclaim, or withholding for any amount payable by it under this Agreement. However, if any deduction, counterclaim, or withholding is unavoidable under applicable law, whether now or in the future, the Borrower shall promptly compensate the Lender for such amount so that the amount received by the Lender will be the same as if there had been no deduction, counterclaim, or withholding.

(VI)	INTEREST AND PAYMENTS

1.	The interest rate for the loan under this Agreement shall be the rate set out in item 3 of Schedule 2.

2.	Interest on the Relevant Loans will accrue daily from the date on which the Relevant loan is drawn down, calculated on a three hundred and sixty (360) day basis. Interest on the Relevant Loans will be paid on the Interest Payment Date.

(VII)	EARLY REPAYMENT

If the Borrower wishes to make an early repayment on any of the Relevant Loans, the Borrower must issue an early repayment notice to the Lender specifying the amount and date of the repayment. Such notice must be received by the Lender no later than three (3) Business Days prior to the proposed early repayment date. The repayment notice is irrevocable upon issue.

(VIII)	LIABILITY FOR BREACH OF CONTRACT

If any one or more Events of Default occur, the Lender shall be entitled to exercise one or more of the following rights and powers, as well as other rights and powers under this Agreement and the law:

1.	declare that the entire Debt be immediately due and require immediate payment in full by the Lender (regardless of whether the Debt or any portion thereof is then due under any other provisions of this Agreement); and

2.	enforce other measures necessary to preserve or protect any of the Lender’s rights under this Agreement, including but not limited to applying to a court of competent jurisdiction to transfer funds from the Borrower’s deposit accounts at other financial institutions to satisfy the Debt or any portion thereof.

(IX)	REPRESENTATIONS AND WARRANTIES

1.	The Borrower irrevocably represents and warrants to the Lender that:

(a)	The Borrower is a limited liability company duly incorporated and validly existing under the laws of Hong Kong, with legal capacity capable of suing and defending lawsuits on its own, and entitled to lawfully own its assets and carry on its present or proposed business;

(b)	The Borrower has the full right and authority to enter into and perform this Agreement and the documents required to be executed hereunder and has taken all necessary corporate actions to authorize and approve the execution and performance of this Agreement and the documents required to be executed hereunder. The directors of the Borrower genuinely believe that the Borrower’s entry into this Agreement and the documents required to be executed hereunder are commercially beneficial to the Borrower, and such belief is based on sufficient and reasonable grounds;

(c)	This Agreement, the execution and performance of any documents required to be executed pursuant to this Agreement, will not:

(i)	conflict with or violate any law, order, agreement, charter, or judgment, injunction, order, decision, or ruling issued by any court, administrative, or governmental agency binding on the relevant parties (other than the Lender);

(ii)	exceed the borrowing, pledging, guaranteeing, or security rights of the relevant parties (other than the Lender);

(d)	This Agreement and the documents to be executed pursuant to it, when executed, shall constitute legal, valid and binding obligations of the respective parties thereto, enforceable in accordance with their terms and enforceable at any time in or against the respective parties thereto;

(e)	All approvals (whether official or not) and permits which may be obtained, fulfilled or completed for the execution and performance of this Agreement and the documents to be executed pursuant thereto and to render them valid, enforceable and admissible in evidence in the courts of Hong Kong and/or any place where the respective parties have assets have been obtained, fulfilled or completed and remain in full force and effect and have not been revoked.

(f)	The execution and performance of this Agreement and any document required to be executed pursuant to this Agreement by any Party does not:

(i)	violate or infringe any law, statute or regulation;

(ii)	violate or infringe any contract or agreement entered into by any Party or any document binding upon it or any of its assets;

(iii)	exceed the borrowing or security powers of the relevant party (whether or not such powers are limited or restricted by contract or other documents); or

(iv)	cause or compel the creation of any security or other interest on any of its assets (except as provided in this Agreement and the documents required to be executed pursuant to this Agreement);

(g)	The Borrower shall be subject to the laws of Hong Kong and shall not be entitled to any right of set-off, immunity from any legal action or proceeding (including but not limited to litigation, attachment before judgment, execution of judgment or other legal action) or privilege under any of the foregoing. The Borrower’s execution and performance of this Agreement and the documents required to be executed pursuant to this Agreement constitute the Borrower’s commercial activities.

(h)	No Event of Default or Potential Event of Default has occurred, and no Event of Default or Potential Event of Default will occur as a result of the execution and performance of this Agreement:

(i)	The Borrower has not defaulted or breached any loan agreement relating to the Debt, or any other agreement to an extent or in a manner that has or is likely to have a material adverse effect on the Borrower;

(j)	No litigation, arbitration or administrative proceedings have been commenced in any court, tribunal, arbitration tribunal or government agency against the Borrower or any person who may provide or intend to provide any form of security for the Debt (whether or not secured by mortgage, charge or pledge of assets) as a party or against their respective assets; nor are there any material facts or circumstances that might give rise to the threat of the commencement of such litigation, arbitration or administrative proceedings.

(k)	No court order, application, legal proceeding, or resolution has been issued, filed, commenced, or passed for the bankruptcy, liquidation, or dissolution of the Borrower;

(l)	The Borrower has not violated any law or order applicable to it;

(m)	The Borrower has not violated any statutory requirement, has not defaulted in the payment of any principal and interest due on any other loans, and no event has occurred or arises that would constitute a default under any contract, trust deed, agreement, or other document executed by the Borrower; and, if any such event occurs, the beneficiaries of the relevant contract have fully waived any claim against it, and the event has been fully remedied;

(n)	As of the date of this Agreement, the Borrower has no indebtedness owed to any creditor other than the Lender for any amount due but unpaid;

(o)	The Borrower has fully and accurately disclosed to the Lender all of its debts (whether contingent or not) and any forms of security provided that are still valid at the time of the execution of this Agreement;

(p)	All information provided by the Borrower to the Lender regarding the Borrower is true, reliable, accurate and not misleading; all opinions, forecasts and assumptions in the information are arrived at after full and careful consideration and enquires and truly reflect the views of the Borrower. Furthermore, if the Borrower becomes aware of any material facts or circumstances that may render any of the above information, opinions, forecasts, or assumptions untrue, inaccurate, or misleading, the Borrower will fully and truthfully disclosed such facts to the Lender, and there are no material facts or circumstances known to the Borrower but not disclosed to the Lender that, if disclosed, would likely adversely affect the Lender’s decision as to whether to provide the Loan Facility under the terms of this Agreement; and

(q)	All financial statements of the Borrower provided by the Borrower to the Lender are prepared in accordance with the Hong Kong laws or international accounting standards applicable at the time of preparation of these financial statements, and the financial statements fairly reflect the business operations and financial position of the Borrower; all such financial statements, books and recordss of the Borrower are true, complete and accurate and do not contain any concealment or misleading elements.

2.	The Borrower represents, warrants and undertakes to the Lender that each of the representations and warranties set forth in Clause IX(1) of this Agreement is correct in the light of the facts and circumstances then existing and is not misleading at all times until the Debt is fully repaid.

3.	The Borrower acknowledges that the Lender agrees to provide the Loan Facility in accordance with the terms of this Agreement based on its representations and warranties under this Agreement.

(X)	COMMITMENT

The Borrower irrevocably and unconditionally undertakes to the Lender that:

1.	The Borrower will repay the principal and interest and other amounts payable by the Borrower under this Agreement in full and on time in accordance with the provisions of this Agreement;

2.	Until the Debt is fully repaid:

(a)	The Borrower will promptly notify the Lender in writing of any adverse changes in the Borrower’s financial position, assets, business, or other aspects, or any circumstances or events that adversely affect any one or more of the foregoing;

(b)	The Borrower will promptly notify the Lender in writing of any litigation, arbitration, hearing, seizure, mortgage, or enforcement action that will adversely affect the Borrower or to which the Borrower or any of its shareholders are parties, or which involves the Borrower’s assets;

(c)	The Borrower will promptly notify the Lender in person of any Event of Default that has occurred or is about to occur;

(d)	The Borrower will promptly notify the Lender in writing of any event or circumstance that may occur or has occurred that affects the Borrower’s ability to repay the Debt as agreed;

3.	The Borrower will take all measures and sign all relevant documents as required by the Lender to ensure the Lender’s rights and interests under this Agreement and other relevant documents; and

4.	Until the Debt is fully repaid, the Borrower will promptly provide the relevant information and documents in respect of its financial position, assets, operations and other matters upon the request of the Lender.

(XI)	EVENT OF DEFAULT

1.	The following shall constitute an Event of Default:

(a)	The Borrower fails to pay the Debt or any part thereof when due;

(b)	The Borrower becomes unable to meet its obligations to pay the Debt or any other debts;

(c)	Any misrepresentation or warranty made by the Borrower under Clause IX of this Agreement or in any document executed by the Borrower or any other person under this Agreement has become untrue;

(d)	The Borrower applies for or passes a resolution, or is subject to an application or order by a court or government agency for the winding up, bankruptcy, appointment of a liquidator, receiver, trustee, etc. to deal with all or substantially all of its property, or is subject to a court order for the custody of its property.

(e)	The Borrower is subject to a judgment, ruling or penalty of a judicial or administrative authority that has an adverse effect on its real estate, property or assets (including receivables), or is threatened with such sanctions, and such threats cannot be satisfactorily resolved within fourteen (14) days after the occurrence of the same;

(f)	All or any important and essential part of the Borrower’s property is or may be subject to confiscation, requisition, compulsory acquisition (whether or not acquired for a price), or damaged, so that the Lender believes that the Borrower’s ability to perform its obligations under this Agreement has been affected;

(g)	The obligations under this Agreement or the documents required to be executed under this Agreement become illegal or impossible to continue to perform under applicable laws;

(h)	Any consent, permit, approval, or authorization from any governmental authority required to enforce or give effect to this Agreement or any document entered into pursuant to this Agreement is withdrawn, withheld, materially modified, or invalidated;

(i)	Any breach by any party to the Security Documents of any provision of the Security Documents, or any representation or warranty made by any party is untrue, erroneous, or misleading; and

(j)	Any breach or default resulting from any other act or omission by the Borrower or any other person in breach of any provision of this Agreement or any document entered into pursuant to this Agreement, and such breach is not remedied within three (3) days of its occurrence.

2.	However, if any Event of Default or any event that may give rise to any of the above Events of Default occurs, the Lender may, by written notice to the Borrower, declare that any outstanding Relevant Loans and the accrued interest (including overdue interest) and other amounts payable under this Agreement shall be (and such amounts due shall become) immediately due and payable, without the Lender having to make any further demands, notifications or other legal procedures of any kind to require the Borrower to pay immediately.

(XII)	NOTICES

1.	Each notice, demand, or other communication given under this Agreement shall be in writing and delivered to the relevant addressee at the address below (or if the addressee so notifies the sender in writing, from any other place), by hand, postage prepaid, or by prepaid first-class airmail (if the address is overseas), or by fax to the following fax number (or such other fax number as the addressee has notified the sender in writing in advance):

The Lener as Recipient	: Chance Achieve Limited
Address	: Room 314, 3/F, Lippa Sun Plaza, 28 Canton Road,
Tsimshatsui, Hong Kong
Recipient	: The board of directors

The Borrower as Recipient	: SMART (TECHNOLOGY) GLOBAL LIMITED
Address	: No.: 51-53, Fuk Hi Street, Yuen Long, Hong Kong
Recipient	: The board of directors/Leung Chi Kwong

2.	Any notice, demand or other communication sent by the Lender to the Borrower in relation to this Agreement shall be deemed to have been served on the Borrower as follows:

(a)	if delivered by hand or by courier, upon delivery;

(b)	if sent by post, upon proof that the Borrower’s address is correctly stated and the appropriate postage has been paid, three (3) days after posting (five (5) days after posting if sent by first-class airmail to an overseas address or between Hong Kong and China); and

(c)	if sent by fax, upon dispatch; in this regard, the dispatch record provided by the fax machine used to send the document may be used as evidence.

3.	If the Borrower changes its address or fax number, it shall immediately notify the Lender in writing.

(XIII)	ASSIGNMENT

1.	This Agreement shall be legally binding upon the Lender and the Borrower and their respective successors and assigns (subject to the other provisions of this Clause).

2.	The Borrower may not assign any of its rights or obligations under this Agreement without the Lender’s prior written consent.

3.	The Lender may assign its claims, charges and other rights and interests under this Agreement to any person without the Borrower’s consent.

(XIV)	AUTHORIZATION

The Borrower authorizes the Lender, in writing or otherwise, to provide, submit, or disclose any information known to the Lender regarding the Borrower to any credit bureau and any other individuals, corporations, banks, or financial institutions, as necessary, for the purpose of assessing or reviewing the Borrower’s credit standing, collecting any outstanding amounts owed by the Borrower to the Lender under this Agreement, or enforcing this Agreement.

(XV)	RIGHTS

1.	The rights provided for in this Agreement may be exercised concurrently, separately, or cumulatively. The rights, benefits, and remedies provided for in this Agreement are not exclusive of any other rights, benefits, and remedies available at law.

2.	Any delay or failure by any party to this Agreement to exercise any right, power, or remedy under this Agreement shall not constitute a waiver of such right, power, or remedy; and any waiver by any party to this Agreement of any right, power, or remedy shall not constitute or imply a waiver of any other rights, power, or remedy.

(XVI)	ALTERATIONS

Any amendment or modification to this Agreement must be in writing and signed by both parties to this Agreement to be effective.

(XVII)	INVALID

If any provision of this Agreement is invalid, illegal, or unenforceable under the laws of any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this Agreement under such laws shall not affect the validity, legality, and enforceability of such provision under the laws of any other jurisdiction.

(XVIII)	GOVERNING LAW AND DISPUTE RESOLUTION

The laws and regulations of Hong Kong shall apply to the constitution, interpretation, and dispute resolution of this Agreement. The rights and interests of the parties to this Agreement shall be protected by the laws of Hong Kong. The parties to this Agreement agree to submit to the non-exclusive jurisdiction of the Hong Kong courts.

(XIX)	BORROWER’S ACKNOWLEDGEMENT

The Borrower irrevocably acknowledges and declares to the Lender that:

1.	The Lender and/or the Lender’s attorneys have clearly and expressly advised the Borrower should seek independent legal advice regarding the entering into and the terms of this Agreement. The Lender’s attorneys solely represent the Lender solely and solely for the Lender’s interests;

2.	The Lender has ample time to consider the execution of this Agreement and has entered into this Agreement after careful consideration, being aware of the onerous and significant obligations imposed upon it by this Agreement.

3.	The Borrower enters into this Agreement entirely of its own accord and without undue influence or coercion from any other party.

4.	The Borrower has carefully read this Agreement (including its schedules and appendix), understands its contents, and agrees to its terms.

5.	The terms and contents of this Agreement and any documents signed by the Borrower regarding the Loan Facility are the Borrower’s true intentions and the Borrower agrees to be bound by them.

SCHEDULE 1

1.	Name and address of the Lender:

Chance Achieve Limited (Money lender licence number        ). Its registered address is Room 314, 3/F, Lippo Sun Plaza, 28 Canton Road, Tsimshatsui, Hong Kong.

2.	Name and address of the Borrower:

SMART (TECHNOLOGY) GLOBAL LIMITED, company number 3060475. its registered address is No. 51-53 Fuk Hi Street, Yuen Long, Hong Kong.

3.	Name and address of the guarantor:

Personal guarant

1.	LEUNG Chi Kwong Joe, Hong Kong Identity Card Number . Address: .

2.	LEUNG Po Yu (梁宝如), Hong Kong Identity Card Number . Address: .

3.	LEUNG Nichols (梁力豪), Hong Kong Identity Card Number . Address: .

4.	Loan principal amount in words and numbers:

Hong Kong Dollars Twenty Million Only (HKD 20,000,000)

5.	Date of Agreement:

March 3, 2023

6.	Date of Loan Execution:

March 3, 2023

7.	Repayment Terms:

Except for Early Repayment by the Borrower in accordance with Clause VII of this Agreement, all principal and outstanding interest in respect of the Relevant Loans shall be repayable on the Final Maturity Date.

8.	Form of security for the loan (if any):

Personal guarantee

1.	LEUNG Chi Kwong Joe, Hong Kong Identity Card No. , Address: .

SCHEDULE 1

2.	LEUNG Po Yu (梁宝如), Hong Kong Identity Card No. , Address: .

3.	LEUNG Nichols (梁力豪), Hong Kong Identity Card No. , Address: .

9.	The loan interest rate charged, expressed as an percentage rate per annum, is as follows:

The interest rate under this loan agreement is 6% per annum. If the Borrower fails to repay the principal and interest accrued on time, the Borrower shall pay an additional penalty of 0.3% per month based on the overdue principal amount.

The parties hereto declare that this Agreement was negotiated and concluded at Room 314, 3/F, Lippo Sun Plaza, 28 Canton Road, Tsimshatsui, Hong Kong.

SCHEDULE 2

1.	Loan Amount and Nature	Term loan facility of HK$20,000,000
2.	Available Period	From the Loan Drawdown Date to the Final Maturity Date of the Relevant Loan
3.	Loan Interest	The interest rate is 6% per annum, and the interest is calculated based on a 360-day year.
4.	Default Interest	An additional 0.3% monthly penalty based on the overdue principal amount.

APPENDIX 1

WITHDRAWL NOTICE

To:	Chance Achieve Limited

Re: The loan agreement signed on March 3, 2023 in relation to the loan in the amount of HK$20,000,000

Pursuant to the above-mentioned loan agreement (the “Loan Agreement”), the Company now:

1.	Issue an irrevocable withdrawal notice to your company, demanding the drawdown of a loan of HK$10,000,000 (the “Loan”) under the above loan limit on 3 March, 2023 (the “Loan Drawdown Date”).

2.	Represents and warrants that all representations and warranties in Clause IX(1) of the Loan Agreement remain true and are not misleading on all respect with respect to the prevailing circumstances and at the time of the drawdown of the Loan.

3.	Represents and warrants that the Company’s commitments under Clause X of the Loan Agreement have been fully and duly complied with and performed.

4.	Confirms that the Company will comply with and perform all warranties, obligations and undertakings under the Loan Agreement.

5.	Represents and warrants that no event of default or potential event of default as defined in the Loan Agreement has occurred, and no circumstances or events that may give rise to any such event of default or potential event of default have occurred or exist.

Date: 3 March 2023

/s/ Smart (Technology) Global Limited
SMART (TECHNOLOGY) GLOBAL LIMITED
The Borrower

The parties hereto have carefully read this Agreement (together with its schedules and appendix) and agree to be bound by all the terms and conditions of this Agreement. In witness thereof, the following signatures are hereby given:

The Lender

Signed by	)
For and on behalf of	)
Chance Achieve Limited	) /s/ Chance Achieve Limited
)
)
Witnessed by:	)

The Borrower

Signed by	)
For and on behalf of	)
SMART (TECHNOLOGY) GLOBAL	) /s/ Smart (Technology) Global Limited
LIMITED	)
)
Witnessed by:	)